Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security**

Hypothetical Underlying Return on Interim Valuation Date	Hypothetical Payment for Interim Valuation Date	Hypothetical Redemption***
100.00%	$1,010.833	Redeemed
50.00%	$1,010.833	Redeemed
25.00%	$1,010.833	Redeemed
0.00%	$1,010.833	Redeemed
-0.01%	$10.833	Securities not redeemed
-25.00%	$10.833	Securities not redeemed
-40.00%	$10.833	Securities not redeemed
-40.01%	$0.00	Securities not redeemed
-50.00%	$0.00	Securities not redeemed
-75.00%	$0.00	Securities not redeemed
-100.00%	$0.00	Securities not redeemed

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,000.00
50.00%	$1,000.00
25.00%	$1,000.00
0.00%	$1,000.00
-25.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$599.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

5 Year Autocallable Contingent Coupon Securities Linked to SPXF4EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) (the “Index”)
Pricing date:	June 25, 2026
Valuation dates:	Monthly
Maturity date:	June 30, 2031
Contingent coupon:

At least 13.00% per annum*, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon.

Coupon barrier value:	60.00% of the initial underlying value
Final barrier value:	60.00% of the initial underlying value
Automatic early redemption:

If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon

Autocall dates:	Monthly on valuation dates beginning after six months
CUSIP / ISIN:	17332YHC5 / US17332YHC57
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Current closing value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the final barrier value: $1,000

•If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated June 2, 2026

* The actual contingent coupon rate will be determined on the pricing date.

** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary.

*** Assumes the interim valuation date is also an autocall date.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value.

•The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

•The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The Index may be adversely affected by a time lag in its volatility targeting mechanism.

•The Index may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the Index will be reduced by a decrement of 6% per annum.

•The Index may not fully participate in any appreciation of the Underlying Futures Index.

•The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The Index may significantly underperform the S&P 500® Index.

•The Index has limited actual performance information.

•An affiliate of ours participated in the development of the Index.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.